Exhibit 16.1

December 23, 2008

Securities and Exchange Commission

Station Place

100 F Street, NE

Washington, D.C. 20549

RE:

Town and Country Appraisal Service, Inc.

File No. 000-53214

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated December 22, 2008, of Town and Country Appraisal Services, Inc (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

/s/ M&K CPAS, PLLC

Houston, Texas